UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
February 15, 2007
INVESTOOLS INC.
Exact Name of Registrant as Specified in its Charter

DELAWARE	000-52012	76-0685039
State of Incorporation or	(Commission File Number)	(I.R.S. Employer Identification No.)
Organization

45 ROCKFELLER PLAZA, SUITE 2012, NEW YORK, NY		10111
Address of Principal Executive Offices		Zip Code
(801) 816-6918
Registrant’s telephone number,
including area code
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT
Item 1.01. Entry into a Material Definitive Agreement.
Credit Agreement
     On February 15, 2007, Investools Inc. (the “Company”) entered into a credit agreement (the “Credit Agreement”) with JPMorgan Chase Bank, N.A. (“JPMorgan”), as administrative agent, and the lenders from time to time parties thereto.
     The Credit Agreement provides for $125 million in senior secured term loan facilities and a $25 million senior secured revolving loan facility. The senior secured term loan facilities are comprised of a five-year $50 million senior secured term loan A facility, and a five-and-a-half year $75 million senior secured term loan B facility. The revolving loan facility has a five-year term. The Credit Agreement includes an expansion feature with respect to the term loans pursuant to which the Company may request an increase in the permitted aggregate term loan borrowings of up to $25 million. The borrowings under the new senior credit facilities are guaranteed by substantially all of the material wholly-owned domestic subsidiaries of the Company (other than thinkorswim, Inc. and certain immaterial subsidiaries).
     Loans under the term loan A facility bear interest, at the borrower’s option, initially, at (1) a rate equal to the London interbank offered rate (with adjustments for statutory reserve requirements), or LIBOR, plus an applicable margin or (2) a rate equal to the higher of (a) the prime rate of JPMorgan and (b) the federal funds effective rate plus 0.50%, plus an applicable margin (the “ABR”). After the delivery by the borrower to the administrative agent of the borrower’s financial statements for the second full fiscal quarter completed after the closing date, the applicable margins for borrowings under the term loan A facility and the revolving credit facility may be reduced subject to a leverage-based pricing grid. Loans under the term B facility bear interest at fixed rates of (1) ABR plus 2.25% per annum in the case of ABR loans, or (2) LIBOR plus 3.25% per annum in the case of LIBOR loans.
     The Credit Agreement contains customary representations and warranties and customary affirmative and negative covenants applicable to the Company and its subsidiaries, including, among other things, restrictions on indebtedness, liens, fundamental changes, investments and acquisitions, sales of assets, sale leasebacks, mergers and consolidations, dividends and other distributions, redemptions, hedging agreements, transactions with affiliates, and maximum fixed charge and total leverage ratios. The Credit Agreement also includes customary events of default, including the occurrence of a change in control.
     If an event of default under the Credit Agreement shall occur and be continuing, the commitments thereunder may be terminated and the principal amount outstanding thereunder, together with all accrued unpaid interest and other amounts owed thereunder, may be declared immediately due and payable.
Stockholder Agreements
     In connection with the merger (the “Merger”) of Atomic Acquisition Corp., a wholly-owned subsidiary of the Company, with and into thinkorswim Group, Inc. (“thinkorswim”) pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 18, 2006, among the Company, Atomic Acquisition Corp. and thinkorswim, certain members of management and other employees entered into a stockholder agreement with the Company. The stockholder agreements, among other things, contain agreements among the parties with respect to restrictions on the transfer of shares, registration rights (including customary indemnification provisions) and Board of Directors representation rights of Tom Sosnoff and Scott Sheridan.

Item 2.01. Completion of Acquisition or Disposition of Assets.
     On February 15, 2007, the Merger was completed, whereby thinkorswim became a wholly-owned subsidiary of the Company, pursuant to the Merger Agreement. Under the terms of the Merger Agreement, stockholders and optionholders of thinkorswim received an aggregate of $190 million in cash, less applicable withholding taxes, and 19.1 million shares of the Company’s common stock, of which an aggregate of $8.4 million in cash has been put into an escrow account with JPMorgan as escrow agent.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information provided in Item 1.01 of this current report on Form 8-K under the heading, “Credit Agreement” is hereby incorporated by reference into this Item 2.03.
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
Board of Directors
     On February 15, 2007, the Company announced the departure of Steve Wood from the Board of Directors following 15 years of service as an independent director. Mr. Wood will continue to serve as a consultant to the Company until January 2008. The Company also announced that the size of the Board of Directors would be increased to eight members and that Lisa Polsky, Tom Sosnoff and Scott Sheridan would be appointed as directors of the Company to fill the resulting vacancies. Ms. Polsky does not have an employment agreement with the Company. Messrs. Sosnoff and Sheridan have entered into arrangements with the Company as described below.
     The Company entered into substantially identical employment agreements, each having three-year terms, with Messrs. Sosnoff and Sheridan (the “Executives”) effective upon the closing of the Merger. Pursuant to these agreements, Messrs. Sosnoff and Sheridan will serve as President and Executive Vice President of thinkorswim, respectively, and will each be entitled to a base salary of $120,000 per year and eligible to earn an annual bonus award in an amount determined in the sole discretion of the compensation committee of the Board of Directors, but in no event less than $225,000 (which will be considered earned ratably on a monthly basis throughout the applicable fiscal year). In accordance with their respective employment agreements, the Executives were each granted two non-qualified stock options on February 15, 2007. One of the options allow the Executive to purchase 230,891 shares of the Company’s Common Stock at an exercise price per share equal to $15.69, or the fair market value of the stock on the date of grant. The other option, in the case of Mr. Sosnoff, allows him to purchase 230,891 shares of Common Stock, and in the case of Mr. Sheridan, allows him to purchase 230,890 shares of Common Stock, both with an exercise price per share equal to $23.535, or 150% of the fair market value of the Common Stock on the date of grant. These options vest and become exercisable as to 25% of the shares subject thereto on each of the first, second, third, and fourth anniversaries of February 15, 2007, subject to the Executive’s continued service with the Company. Additionally, if a change in control of the Company occurs during the employment term, the options will become 100% vested and exercisable on an accelerated basis immediately prior to a change in control of the Company. In the event of a termination of the Executive’s employment due to the Executive’s death or disability, the Executive will be entitled to payment of earned and unpaid salary and bonus and continued payment of base salary for three months following termination of employment. In the event of a termination of an Executive’s employment by the Company without cause or by the Executive due to a resignation for constructive termination (which would include diminution in status, titles or duties), the Executive will be entitled to payment of earned and unpaid salary and bonus and continued payment of base salary for the longer of (i) twelve months or (ii) the scheduled expiration of the term of his employment agreement. The employment agreements also contain non-competition and non-solicitation covenants that apply during the employment term and following termination of employment for any reason until the later of the scheduled expiration of the employment term or the one-year anniversary of such termination of employment.
     If the Executive’s employment is terminated by the Company without cause or by the Executive due to resignation for constructive termination, and at the time of such termination the Company is actively engaged in substantive negotiations with respect to a transaction that, if consummated, would result in a change in control of the Company, then the Executive agrees to continue to serve the Company and its subsidiaries and affiliates as a consultant for a period of up to 12 months following such termination of employment. The Executive’s stock options will continue to vest during such consulting period in accordance with their normal vesting schedule (and will be vested on an accelerated basis if the change in control occurs during such consulting period), and the Executive will be paid a per diem amount for his consulting services.
     As part of the Merger Agreement, the Company agreed to issue up to a maximum of 728,608 additional shares of its common stock to the former stockholders and optionholders of thinkorswim, including the Executives, in the event the Company’s common stock’s average trading price fell below $8.75 per share during the twenty-day period prior to certain dates subsequent to the Merger (with an $8.00 floor on such share price for purposes of the calculation of this additional consideration). The various dates are those on which specific groups of thinkorswim shareholders are first permitted to sell shares of the Company’s common stock, or portions thereof, that they received as merger consideration. In the case of the Executives, the potential dates are expected to fall between one and three years after the completion of the Merger.
     The information provided in Item 1.01 of this current report on Form 8-K under the heading “Stockholder Agreements” is hereby incorporated by reference into this Item 5.02.
Named Executives
     On February 15, 2007, the Compensation Committee approved an amended and restated employment agreement with Lee Barba. The amendments to Mr. Barba’s employment agreement include changes to extend the current term through March 4, 2010, update annual salary information and provide for specified increases in future years, raise the target bonus level, modify the severance benefits payable to Mr. Barba upon certain qualifying terminations of employment including terminations following a change in control of the Company, and provide for accelerated vesting of Mr. Barba’s outstanding equity incentive awards in the event of a change in control of the Company, among other changes.
     Pursuant to the amended employment agreement, Mr. Barba serves as Chief Executive Officer of the Company and Chairman of the Board of Directors of the Company, and receives $500,000 per year as base salary, automatically increasing by $50,000 in each of 2008 and 2009. Mr. Barba participates in the Company’s Management Incentive Bonus Plan, with a target annual bonus opportunity of at least one hundred percent of annual base salary, and is allowed to participate in the Company’s benefit plans on a basis no less favorable than any other company executive. Mr. Barba also is reimbursed for business-related expenses, including entertainment expenses. The term under Mr. Barba’s amended and restated employment agreement will continue through March 4, 2010, and will be automatically renewed for additional one year periods unless notice of non-renewal is given by the Company at least ninety days in advance of the applicable expiration date.
     In the event of a termination of Mr. Barba’s employment due to death or disability, Mr. Barba or his estate would receive a lump sum severance benefit equal to (i) one-half of his then annual base salary, and (ii) one-half of his then target bonus, as well as certain accrued amounts, including unpaid salary, any prior year’s unpaid bonus, any unpaid expenses and perquisites, and such benefits to which he may be entitled under the employee benefit plans in which he was participating (the “Accrued Amounts”). In the event of a termination of Mr. Barba’s employment by the Company without cause, due to non-renewal of the employment term by the Company, or by Mr. Barba due to constructive termination or a breach of the agreement by the Company (each, a “Qualifying Termination”), Mr. Barba would receive (i) the Accrued Amounts, and (ii) severance benefits equal to (x) annual base salary at the rate in effect in the year of termination and the greater of (x) his target bonus in effect in the year of the termination and (y) the actual bonus earned by Mr. Barba in the year immediately preceding such termination, in respect of the longer of two years and the balance of the then current employment term, assuming no such termination of employment had occurred. Such severance benefits would be payable in a lump sum shortly following such qualifying termination. Mr. Barba also would be eligible to continue to participate in any employee benefit plans and programs offered to him under his employment agreement over the longer of two years and the balance of the then current employment term, assuming no such termination of employment had occurred, or, if any such benefit could not be continued, he would be paid an amount in cash equal to the economic value of such benefit. In the event such Qualifying Termination of employment were to occur within 24 months following a change in control of the Company, Mr. Barba would be entitled to the same severance benefits described above, plus an additional amount equal to a pro rata target bonus for the year of termination, based upon the portion of the year which has elapsed through the date of termination, payable as a lump sum.
     The amended employment agreement also provides that Mr. Barba is eligible for future grants of stock options and restricted shares, as determined by the Compensation Committee, but in any event on a basis (including vesting terms, exercise price, exercise period and number of shares) which is no less favorable to Mr. Barba than is provided to any other company executive. Such future stock options and restricted shares would become fully vested and exercisable upon a Qualifying Termination of employment. In the event of a change in control of the Company, all outstanding stock options and restricted shares held by Mr. Barba would become fully vested and exercisable immediately prior to such change in control.
     The amended employment agreement includes a covenant not to compete during the employment term and for a period of 24 months following termination of employment for any reason. Mr. Barba also would be entitled to a gross-up payment in the event he incurs an excise tax under the golden parachute rules in connection with a change in control of the Company.
     Also on February 15, 2007, the Compensation Committee approved an amendment accelerating the vesting of a stock option in respect of 550,000 shares previously granted to Mr. Barba, the vesting of which prior grant was contingent upon certain corporate events.
     The Compensation Committee also approved, on February 15, 2007, amended employment agreements with Ida K. Kane, Senior Vice President and Chief Financial Officer of the Company, and Ainslie J. Simmonds, Senior Vice President and Chief Marketing and Product Development Officer of the Company. The amendments to their respective employment agreements included changes to extend the current term for another two years, updated annual salary information to reflect a base salary for each officer of $265,000 per year, and provided for twelve months of base pay and full vesting of restricted stock and stock options upon certain qualifying terminations of employment following a change in control of the Company.
Item 8.01. Other Events.
     The press release announcing the completion of the Merger is attached as Exhibit 99.1 to this report.
Item 9.01. Financial Statements and Exhibits.
(a)	Financial statements of business acquired.

Historical financial information of thinkorswim is attached as Exhibit 99.2 to this report.

(b)	Pro forma financial information.

Pro forma financial information is attached as Exhibit 99.3 to this report.

(d)	Exhibits.
99.1	Press Release, dated February 15, 2007.

99.2	Historical financial information of thinkorswim Group, Inc.

99.3	Pro forma financial information.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVESTOOLS INC.
By:	/s/ Ida K. Kane
Ida K. Kane
Chief Financial Officer

Dated: February 22, 2007

EXHIBIT INDEX

No.	Description
99.1	Press Release, dated February 15, 2007.

99.2	Historical financial information of thinkorswim Group, Inc.

99.3	Pro forma financial information.